Exhibit 99.1

    AMS Health Sciences, Inc. Receives Non-Compliance Notification from AMEX

      OKLAHOMA CITY, OK, January 17, 2005 - AMS Health Sciences, Inc. (Amex: AMM
- news), announced today that on January 12, 2006 the American Stock Exchange (the "AMEX") notified the Company that the Company is not in compliance with AMEX's continued listing standards as set forth in Part 10 of the AMEX Company Guide. Specifically, the Company is not in compliance with Section 1003(a)(ii) of the Company Guide, which provides that AMEX will consider suspending or delisting securities of a company that has shareholder's equity of less than $4,000,000 and has losses from continuing operations and/or net losses in three out of its four most recent fiscal years. The Company's shareholder's equity as reported on its Form 10-Q for the quarter ended September 30, 2005 was $3,737,460 and the Company has recorded net losses for the 2004, 2003 and 2002 fiscal years.

In order to maintain its AMEX listing, the Company must submit a plan by February 12, 2006 advising the AMEX of action the Company has taken or will take that would bring it in compliance with Section 1003(a)(ii) of the AMEX Company Guide within a maximum of 18 months from the date the Company received the non-compliance letter. The Company plans to make a timely submission to the AMEX staff in which it will outline the timeframe within which the Company intends to cure the listing deficiency and to regain its compliance with the AMEX continued listing requirements. If the Company's plan is accepted, the Company may be able to continue its listing during the plan period, which can be as long as 18 months, during which time the Company will be subject to periodic review by the AMEX to determine whether the Company is making progress consistent with its plan.

AMS Health Sciences, Inc. sells more than 60 natural nutritional supplements, weight management products, and natural skincare products through independent distributors across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.